Exhibit 99.1


         Shoe Pavilion Announces Profit in First Quarter 2004


     PINOLE, Calif.--(BUSINESS WIRE)--May 5, 2004--Shoe Pavilion, Inc. (Nasdaq Small Cap Market: SHOE) today reported net income of $352,000 or $.05 per share for the first quarter ended April 3, 2004, compared to a net loss of $1.3 million or ($.19) per share for the same period last year.
    Net sales increased 5.3% to $19.6 million for the first quarter ended April 3, 2004, from net sales of $18.6 million for the same period in 2003. Comparable store net sales increased 6.0% for the first quarter ended April 3, 2004 from the same period last year.
    Gross profit as a percentage on net sales increased to 33.8% for the first quarter ended April 3, 2004 from 22.8% for the same period last year. This improvement in gross profit was in part due to fewer markdowns taken in the first quarter ended April 3, 2004.
    Mr. Beinus, the Company's Chairman and CEO, stated, "I am extremely pleased with the operating results for the first quarter, especially the progress the Company has made in improving its gross profit."
    During the quarter ended April 3, 2004 the Company closed one store in which the lease had expired and opened one store bringing the total number of stores the Company operates to 85.

    Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women's, men's and children's designer label and name brand footwear such as Converse, Reebok, Skechers and Nine West, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 85 stores in California, Washington and Oregon.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.



                               Shoe Pavilion, Inc.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

(In thousands, except per share and number of stores)

                                                       Quarter Ended
                                                   -------------------

                                                    April 3, March 29,
                                                       2004      2003

Net sales                                          $ 19,573  $ 18,583
Cost of sales and related occupancy expenses         12,948    14,346
                                                   --------- ---------
         Gross profit                                 6,625     4,237
Selling, general and administrative expenses          5,969     6,374
                                                   --------- ---------
         Income (loss) from operations                  656    (2,137)
Interest expense                                        (72)      (60)
                                                   --------- ---------
Income (loss) before income taxes                       584    (2,197)
Income tax benefit (expense)                           (232)      879
                                                   --------- ---------
Net income (loss)                                  $    352   ($1,318)
                                                   ========= =========

Earnings (loss) per share:
Basic                                              $   0.05  $  (0.19)
Diluted                                            $   0.05  $  (0.19)

Weighted average shares outstanding:
Basic                                                 6,800     6,800
Diluted                                               6,816     6,800



Stores operated at end of period                         85        87


                               Shoe Pavilion, Inc.
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

(In thousands, except share data)

                                     April 3,   January 3,  March 29,
                                       2004       2004        2003
                                    ----------- ---------- -----------
               ASSETS
CURRENT ASSETS:
  Cash                              $    1,194  $   1,034  $    1,503
  Receivables                               95        130         208
  Income tax receivables                     6         13       1,402
  Inventories                           30,187     26,960      34,210
  Deferred income taxes                  1,966      1,966         704
  Prepaid expenses                       1,743      1,521         444
                                    ----------------------------------
    Total current assets                35,191     31,624      38,471
                                    ----------------------------------

Property and equipment, net              2,733      3,080       3,779
Deferred income taxes and other          1,588      1,605       1,026
                                    ----------------------------------
    TOTAL                           $   39,512  $  36,309  $   43,276
                                    ==================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Borrowings under credit agreement $    3,775  $   5,045  $        -
  Accounts payable                      10,456      6,720       9,154
  Accrued expenses                       4,116      3,680       2,481
                                    ----------------------------------
    Total current liabilities           18,347     15,445      11,635

Long-term debt                               -          -       9,300
Deferred rent                            1,716      1,767       1,834
                                    ----------------------------------
    Total liabilities                   20,063     17,212      22,769
Commitments and contingencies                -          -           -

STOCKHOLDERS' EQUITY:
  Preferred stock - $.001 par value;
   1,000,000 shares authorized; no
   shares issued or outstanding              -          -           -
  Common stock - $.001 par value:
   15,000,000 shares authorized;
   6,800,000 shares issued and
   outstanding                               7          7           7
  Additional paid-in capital            13,967     13,967      13,967
  Retained earnings                      5,475      5,123       6,533
                                    ----------------------------------
    Total stockholders' equity          19,449     19,097      20,507
                                    ----------------------------------
    TOTAL                           $   39,512  $  36,309  $   43,276
                                    =========== ========== ===========


    CONTACT: Shoe Pavilion, Inc.
             John D. Hellmann, 510-222-4405